Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—October 20, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.042364 per unit, payable on November 16, 2015 to unitholders of record on October 30, 2015. The distribution primarily represents oil production during the month of July 2015 and natural gas production during June 2015.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	71,875	2,319	394,272	13,142	$50.38	$2.47
Prior Month	72,290	2,410	440,374	14,206	$56.29	$2.37

Oil cash receipts for the properties underlying the Trust totaled $3.6 million for the current month, a decrease of $0.4 million from the prior month calculation. The decrease was primarily due to a 14% decrease in NYMEX oil prices from June to July 2015. Natural gas receipts were consistent with the prior month, totaling $1.0 million. The decrease in natural gas sales volumes resulted primarily from differences in the timing of cash receipts.

Total direct operating expenses, including lease operating expenses (“LOE”), production and ad valorem taxes, and gathering and transportation expenses, totaled $2.5 million, which was consistent with the prior month. The reduction in direct operating expenses over the past several distribution periods is primarily attributable to actual LOE for prior months continuing to be lower than anticipated, resulting in adjustments to accruals for incurred LOE. LOE accrual reductions of $0.3 million and $0.5 million ($0.2 million and $0.4 million net to the Trust), respectively, are included in the current and prior month distributions. Capital expenditures included in the current month distribution totaled $0.3 million. Total direct operating expenses and capital expenditures relate to expenses incurred during August 2015.

2015 Capital Program Update

Due to the continued low commodity price environment, total capital expenditures included in 2015 announced distributions have been less than anticipated. Through the current month calculation, incurred capital expenditures have totaled $8.6 million for the year, or $6.9 million net to the Trust. Enduro Resource Partners (“Enduro”), the sponsor of the Trust, anticipates minimal capital expenditures for the remaining two months of 2015.

Unused Firm Capacity Reservation Fees

As previously disclosed, one operator in the Elm Grove field of the East Texas/North Louisiana region has been withholding revenue payments since November 2014 production in settlement of unused firm capacity reservation fees that were retroactively charged back to January 2012. In September 2015, Enduro received notice from the operator that all of the unused firm capacity reservation fees, totaling approximately $0.3 million for the properties underlying the Trust, had been recouped. As Enduro did not receive payment on properties subject to the unused firm capacity fees, revenues and other deductions from production during the recoupment period have not been included in the distribution calculations. The revenues, which will be offset by standard deductions and the unused firm capacity reservation fees, will be included in the distribution calculation within the next three months.

As previously disclosed, the operator sold the conventional wells in the Elm Grove field in late 2014, which constituted the majority of the revenue.  Enduro has been receiving revenue from the new operator, and this revenue has been included in distributions since the distribution announced in May 2015.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555